MONONGAHELA POWER COMPANY

                            VOTE AND APPROVAL



      Pursuant to Article VII of the Code of Regulations of Monongahela Power Company, an Ohio corporation, the undersigned, Allegheny Power System, Inc., a Maryland corporation, being the holder of all of the outstanding shares of Common Stock of Monongahela Power Company and the only shareholder who would be entitled to vote at a meeting of the shareholders of said Company held for the purpose of adopting the amendment contained in the following resolution, hereby gives its written consent to the adoption of said resolution and amendment:

                  RESOLVED, that effective September 7, 1995,
            the third sentence of Section 1 of ARTICLE II of the Code of Regulations is hereby amended as follows: "The Board shall consist of not more than fifteen directors, but the number of directors may from time to time be increased to any number not exceeding fifteen, or may be decreased to not less than three, by the affirmative vote of a majority of the whole Board without a vote of the stockholders."



                                          ALLEGHENY POWER SYSTEM, INC.



                                          By    RICHARD J. GAGLIARDI
                                                Richard J. Gagliardi
                                                Vice President

Dated:  September 7, 1995





(SEAL)                                    ATTEST:



                                          By    EILEEN M. BECK
                                                Eileen M. Beck
                                                Secretary